Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2009 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, continued to grow with total assets of $472,165,000 at March 31, 2009, an increase of $34,245,000 or 7.8% from one year earlier. This growth was attained from a combination of sources, but mainly from an increase of $16,137,000 or 4.5% in total deposits, which ended the period with a balance of $378,268,000. Deposit growth was supplemented with an increase of $6,140,000 in securities sold under agreement to repurchase. Asset growth was primarily in loans which increased $41,727,000 or 12.1% to a balance of $387,317,000 at March 31, 2009 from one year earlier, exhibiting continuing strong loan demand. Funds to originate those loans came not only from deposit growth but also from $14,002,000 of maturities of investments in the bond portfolio.

In March 2009, the Board of Directors declared a cash dividend of $.36 per share, representing an increase of 12.5% over the $.32 per share declared in first quarter of 2008. At this level, the annualized dividend yield was 4.40%. This is the third consecutive year that dividends were increased by double digit percentages. The Company reported 2009 first quarter earnings of $1,077,000, a decline of $588,000 or 35.3% from the previous year. The most significant contributor to earnings was net interest income of $3,981,000 which was 8.3% less than reported for the first quarter of 2008. Noninterest income was slightly less than a year earlier with $899,000 earned in 2009. Offsetting earnings, noninterest expense was 10.9% greater in the first quarter of 2009 as compared to the same quarter in 2008. At this level of net income, the return on average stockholders’ equity was 9.36% and the return on average assets was .92% for the first quarter of 2009.

The allowance for loan loss represented 1.48% of total loans at March 31, 2009 and was 71.6% of nonaccrual loans at that date. In the midst of the current recession, management took a conservative approach to the commercial loan portfolio and placed a number of loans in nonaccrual status in the first quarter of 2009 which increased the balance of nonaccrual loans to $7,992,000 at March 31, 2009, and adversely impacted net income for the quarter. Loan personnel are placing special emphasis on monitoring these loans to remedy these credits in the near term. Net charge-offs/average loans remained very low at .02% for the first quarter of 2009, a decline of 50% from one year earlier.

Gary C. Beilman, president and chief executive officer of The Dime Bank, commented, “I am pleased to present the first quarterly report of Dimeco, Inc. for 2009. When comparing the balance sheet from last year to this, you will see that all trends are positive. The makeup of longer term trends is a compilation of numerous quarterly periods. For long term success, each quarter must be prudently managed. We believe that given our current national economy, and not yet knowing the full effects of this recession on our market area, a conservative approach is the right course for us.”

Beilman continued, “Our capital position is strong, significantly exceeding regulatory standards for “well capitalized” institutions. Furthermore, as stated numerous times in the past, we never engaged in subprime lending nor did we purchase any exotic investments, both of which plague many other institutions. Given our solid foundation, we never sought funds from the federal government through the Troubled Asset Relief Program. Our momentum is poised toward continued growth and a return to historic performance. We thank our customers, staff, community and shareholders for their continued investment and loyalty.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne County and Pike County in Pennsylvania and Sullivan County in New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc. April 20, 2009/ Contact: Deborah L. Unflat

Deborah L Unflat

Assistant Vice President

Marketing Officer

The Dime Bank

120 Sunrise Avenue

Honesdale PA 18431

570-253-6511 x7715

dunflat@thedimebank.com

April 2009

Dear Shareholder:

I am pleased to present the first quarterly report of Dimeco, Inc. for 2009. When comparing the balance sheet from last year to this, you will see that all trends are positive. Deposits are up four and one-half percent, loans have increased over twelve percent, and assets have grown almost eight percent. For shareholders, your equity has expanded by more than ten percent, with a balance of $44.9 million; and your dividend has grown by twelve and one-half percent. All of these numbers are certainly good news.

The make up of longer term trends like those mentioned above is a compilation of numerous quarterly periods. For long term success, each quarter must be prudently managed. The current national economic downturn reached our own back yard during the first quarter of this year. With it, understandably, came issues for some of our commercial clients. In particular, certain borrowers had late payments or cash flow issues due to the recession. Since we are not able to gauge the total effects or remaining length of this recession, management has taken a conservative approach by placing these credits in non-accrual status and reversing previously recorded income, which adversely affected our first quarter income. Loan personnel are placing special emphasis on monitoring these loans to remedy these credits in the near term.

Our capital position is strong, significantly exceeding regulatory standards for “well capitalized” institutions. Furthermore, as stated numerous times in the past, we never engaged in subprime lending nor did we purchase any exotic investments, both of which plaque many other institutions. Given our solid foundation, we never sought funds from the federal government through the Troubled Asset Relief Program. Our momentum is poised toward continued growth and a return to historic performance. Although the timing is yet unknown, there are already initial signs that our economy is beginning to rebound. With it should come a renewal of consumer confidence and the start of an economic recovery. Like our country, we are determined to work towards a better future.

We thank you for your continued investment and loyalty. As always, your questions and comments are welcome.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended March 31,
(in thousands, except per share)	2009	2008
Interest Income
Interest and fees on loans	$5,579	$6,636
Investment securities:
Taxable	371	560
Exempt from federal income tax	215	142
Other	1	33

Total interest income	6,166	7,371

Interest Expense
Deposits	1,930	2,760
Short-term borrowings	57	55
Other borrowed funds	198	214

Total interest expense	2,185	3,029

Net Interest Income	3,981	4,342

Provision for loan losses	368	150

Net Interest Income After Provision for Loan Losses	3,613	4,192

Noninterest Income
Services charges on deposit accounts	371	408
Investment securities losses	(27)	—
Other income	555	529

Total noninterest income	899	937

Noninterest Expense
Salaries and employee benefits	1,592	1,562
Net occupancy and equipment expense	464	352
Other expense	995	836

Total noninterest expense	3,051	2,750

Income before income taxes	1,461	2,379
Income taxes	384	714

NET INCOME	$1,077	$1,665

Earnings per Share - basic	$0.69	$1.09

Earnings per Share - diluted	$0.68	$1.06

Average shares outstanding - basic	1,558,570	1,522,708
Average shares outstanding - diluted	1,579,418	1,577,099

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
March 31,	2009	2008
Assets
Cash and due from banks	$5,575	$8,414
Interest-bearing deposits in other banks	349	29
Federal funds sold	—	8,910

Total cash and cash equivalents	5,924	17,353

Mortgage loans held for sale	1,545	—
Investment securities available for sale	51,598	59,228

Loans (net of unearned income of $222 and $511)	387,317	345,590
Less allowance for loan losses	5,719	5,418

Net loans	381,598	340,172

Premises and equipment	11,287	6,930
Accrued interest receivable	1,732	1,884
Bank-owned life insurance	8,899	8,289
Other real estate owned	1,955	—
Other assets	7,627	4,064

TOTAL ASSETS	$472,165	$437,920

Liabilities
Deposits :
Noninterest-bearing	38,657	37,242
Interest-bearing	339,611	324,889

Total deposits	378,268	362,131

Short-term borrowings	21,910	13,124
Other borrowed funds	22,881	17,372
Accrued interest payable	1,188	1,734
Other liabilities	3,058	2,926

TOTAL LIABILITIES	427,305	397,287

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,612,128 and 1,576,000 shares issued	806	788
Capital surplus	5,520	5,003
Retained earnings	40,676	36,972
Accumulated other comprehensive loss	(75)	(98)
Treasury stock, at cost (54,100 and 53,100 shares)	(2,067)	(2,032)

TOTAL STOCKHOLDERS’ EQUITY	44,860	40,633

TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$472,165	$437,920

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

Dimeco, Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)	2009	2008	% Increase (decrease)
	Performance for the three months ended March 31,
	Interest income	$6,166	$7,371	-16.3%
	Interest expense	$2,185	$3,029	-27.9%
	Net interest income	$3,981	$4,342	-8.3%
	Net income	$1,077	$1,665	-35.3%

	Shareholders’ Value (per share)
	Net income - basic	$0.69	$1.09	-36.7%
	Net income - diluted	$0.68	$1.06	-35.8%
	Dividends	$0.36	$0.32	12.5%
	Book value	$28.79	$26.68	7.9%
	Market value	$32.75	$43.01	-23.9%
	Market value/book value ratio	113.7%	161.2%	-29.4%
*	Price/earnings multiple	11.9	9.9	20.2%
*	Dividend yield	4.40%	2.98%	47.7%

	Financial Ratios
*	Return on average assets	0.92%	1.54%	-40.3%
*	Return on average equity	9.36%	16.54%	-43.4%
	Shareholders’ equity/asset ratio	9.50%	9.28%	2.4%
	Dividend payout ratio	52.17%	29.36%	77.7%
	Nonperforming assets/total assets	2.54%	0.41%	519.5%
	Allowance for loan loss as a % of loans	1.48%	1.57%	-5.7%
	Net charge-offs/average loans	0.02%	0.04%	-50.0%
	Allowance for loan loss/nonaccrual loans	71.6%	413.9%	-82.7%
	Allowance for loan loss/non-performing loans	57.4%	300.7%	-80.9%

	Financial Position at March 31,
	Assets	$472,165	$437,920	7.8%
	Loans	$387,317	$345,590	12.1%
	Deposits	$378,268	$362,131	4.5%
	Stockholders’ equity	$44,860	$40,633	10.4%
* annualized